                               A T FUND OF FUNDS
                       C/O CITIGROUP FUND SERVICES, LLC
                              TWO PORTLAND SQUARE
                              PORTLAND, ME 04101
                                (800) 441-7288

December 19, 2006

Dear Shareholder:

   In order to provide liquidity to Shareholders, the Board of Trustees (the "BOARD") of A T Funds Investment Trust (the "TRUST") has once again approved a tender offer for the common shares (the "SHARES") of A T Fund of Funds, the sole series of the Trust (the "FUND"). Accordingly, the Fund is hereby commencing an offer to purchase up to $2,000,000 of the Fund's outstanding Shares. The offer is for a price equal to the Fund's net asset value ("NAV") per share as of the close of business on March 31, 2007, or such later date to which the Offer is extended (the "VALUATION DATE"), upon the terms and conditions set forth in the enclosed Offer to Purchase and related Letter of Transmittal (which together constitute the "OFFER").

   If, after carefully evaluating all information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in the Offer. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares. The deadline for participating in the Offer is 5:00 p.m. Eastern time, January 19, 2007, or such later date to which the Offer is extended (the "EXPIRATION DATE").

   None of the Fund, the Board, or the Fund's investment adviser or subadviser are making any recommendation to any Shareholder whether to tender or refrain from tendering Shares in the Offer. The Fund and the Board urge each Shareholder to read and evaluate the Offer and related materials carefully and make his, her or its own decision.

   As of October 31, 2006, the Fund's NAV was $108.16 per Share and 275,384 Shares were issued and outstanding. The Fund's NAV during the pendency of this Offer may be obtained by calling Citigroup Fund Services, LLC, the Fund's subadministrator (the "SUBADMINISTRATOR"), toll free at (800) 441-7288 between 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays). Questions, requests for assistance and/or requests for additional copies of this Offer and related materials should be directed to the Subadministrator at the toll free number above.

   If you do not wish to tender your Shares, you need not take any action.

Sincerely,

/s/ Alexander L. Popof
-------------------------
Alexander L. Popof
Chief Financial Officer

                          OFFER TO PURCHASE FOR CASH

                                      BY

                        A T FUND OF FUNDS (THE "FUND"),
                 THE SOLE SERIES OF A T FUNDS INVESTMENT TRUST
                                 (THE "TRUST")

             UP TO $2,000,000 OF ITS ISSUED AND OUTSTANDING COMMON
                             SHARES (THE "SHARES")

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 19, 2007, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

   THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, COLLECTIVELY CONSTITUTE THE "OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

   SHARES ARE NOT TRADED ON ANY ESTABLISHED TRADING MARKET AND ARE SUBJECT TO STRICT RESTRICTIONS ON TRANSFERABILITY PURSUANT TO THE TRUST'S AGREEMENT AND DECLARATION OF TRUST, AS AMENDED FROM TIME TO TIME (THE "DECLARATION OF TRUST").

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS INVESTMENT ADVISER OR SUBADVISER. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR EXECUTIVE OFFICER OF THE FUND OR THE TRUST INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

   Any holder of Shares (each a "SHAREHOLDER") desiring to tender any portion of his, her or its Shares should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to the Fund's subadministrator, Citigroup Fund Services, LLC (the "SUBADMINISTRATOR").

   Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Subadministrator in the manner set forth on the last page of this Offer to Purchase.

   If you do not wish to tender your Shares, you need not take any action.

December 19, 2006

                              SUMMARY TERM SHEET

   This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

What Is The Tender Offer?...  The Fund is offering to purchase up to $2,000,000 of its outstanding Shares for cash at a price per share equal to the proportionate net asset value of the Shares (that is, the purchase price of each Share will be equal to the net asset value of the Fund divided by the number of outstanding Shares), as determined in accordance with the Fund's net asset valuation procedures as of March 31, 2007, or if the Offer is extended, on the date to which the Offer is extended (the "VALUATION DATE"), upon specified terms and subject to conditions as set forth in the tender offer documents.

When Will The Tender Offer    The tender offer will expire at 5:00 p.m.,
Expire, And May The Offer     Eastern time, on January 19, 2007, unless
Be Extended?..............    extended (the "EXPIRATION DATE"). The Fund may
                              extend the period of time the Offer will be open by notifying Fund Shareholders no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Purchase.

What Is The Net Asset         As of October 31, 2006, the net asset value
Value Per Share As Of A       ("NAV") per Share was $108.16. The value of your
Recent Date?..............    Shares will change due to market fluctuation
                              between October 31, 2006 (the last date as of which the NAV has been calculated) and the Valuation Date, which is the date as of which the NAV will be determined for purposes of calculating the purchase price of the Shares.

                              During the pendency of the tender offer, current per Share NAV can be obtained from the Subadministrator by calling toll free at (800) 441-7288 between 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays).
                              See Section 7 of this Offer to Purchase for additional information regarding net asset values.

May I Tender All Or Some      You may tender all of your Shares, some of your
of My Shares?.............    Shares defined as a specific dollar value, or
                              some of your Shares defined as a specific dollar value above the required minimum investment balance.

                              If you tender for repurchase only a portion of your Shares, you will be required to maintain an investment in Shares equal to at least $100,000. If you tender less than all of your Shares and the purchase of the full amount tendered would cause your remaining investment to be less than the required minimum balance, the Fund will reduce the portion of Shares to be repurchased so that the required minimum balance is maintained.

How Do I Tender My Shares?..  If your Shares are registered in your name, you should obtain the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, read them, and if you decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Subadministrator in proper form before 5:00 p.m., Eastern time, on the January 19, 2007 Expiration Date (unless the tender offer is extended by the Fund, in which case the new deadline will be as stated in the notice to Shareholders of the extension). See
                              Section 3 of this Offer to Purchase.

Is There Any Cost To Me To    No fees or commission will be payable to the Fund
Tender?...................    in connection with the Offer. However, if any
                              Shares repurchased by the Fund pursuant to the tender offer were initially purchased by you on or after April 1, 2006, the Fund will levy a repurchase fee equal to 2% of the purchase price.

May I Withdraw My Request     Yes, you may withdraw your request to tender your
to Tender After I Have        Shares at any time prior to 5:00 p.m., Eastern
Tendered My Shares And, If    time, on the January 19, 2007 Expiration Date (or
So, By When?..............    if the Offer is extended, at any time prior to
                              5:00 p.m., Eastern time, on the new Expiration
                              Date). Withdrawn Shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). See
                              Section 4 of this Offer to Purchase.

How Do I Withdraw Tendered    A notice of withdrawal of tendered Shares must be
Shares?...................    timely received by the Subadministrator by the
                              Expiration Date, which notice must specify the name of the Shareholder who tendered the Shares, the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of this Offer to Purchase.

May I Place Any Conditions    No.
On My Tender Of Shares?...

Is There A Limit On The       Yes. You may tender all of your Shares or some of
Number Of Shares I May        your Shares defined as a specific dollar value
Tender?...................    above the required minimum investment balance
                              subject to the conditions discussed in Section 13 of this Offer to Purchase. However, a maximum of $2,000,000 of the total outstanding Shares will be accepted for tender. See Section 1 of this Offer to Purchase.

What If More Than             The Fund will purchase duly tendered Shares from
$2,000,000 of Shares Are      tendering Shareholders pursuant to the terms and
Tendered (And Not Timely      conditions of the Offer on a pro rata basis
Withdrawn)?...............    according to the number of Shares tendered by
                              each Shareholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares in accordance with the conditions described in Section 13 of this Offer to Purchase. The Fund's present intention, if the Offer is oversubscribed, is not to purchase more than $2,000,000 of Shares. See Section 1 of this
                              Offer to Purchase.

If I Decide Not To Tender,    Your percentage ownership interest in the Fund
How Will The Tender Offer     will increase after completion of the tender
Affect The Fund Shares I      offer if the Shares are properly tendered and the
Hold?.....................    Fund purchases them.

What Action Need I Take If    None.
I Decide Not To Tender My
Shares?...................

Does The Fund Have The        Yes. The purchase price of the Shares in the
Financial Resources To        Offer will be financed first through cash on hand
Make Payment?.............    and then, if necessary, through (a) the sale of
                              portfolio securities and/or (b) borrowing, each in the amount or amounts determined by A T
                              Funds, LLC, the Fund's investment adviser (the
                              "Adviser"), in its reasonable discretion, subject to restrictions or limitations contained in the Declaration of Trust, the Fund's private placement memorandum or material agreements, each as amended from time to time, or applicable laws, rules and regulations, including the rules and regulations promulgated under the Investment
                              Company Act of 1940, as amended (the "1940 ACT").
                              See Section 5 of this Offer to Purchase.

Is There Any Reason Shares    In addition to those circumstances described in
Tendered Would Not Be         Section 13 of this Offer to Purchase in which the
Accepted?.................    Fund is not required to accept tendered Shares,
                              the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) of a tendering
                              Shareholder(s).

How Will Tendered Shares      The Fund will accept for payment properly
Be Accepted For Payment?..    tendered Shares, as determined by the Fund, up to
                              a maximum of $2,000,000 of Shares. If you properly tender Shares, we will mail you a notice by January 26, 2007 advising you if we intend to purchase all or any portion of the Shares you tendered. See Section 2 of this Offer to Purchase.

If Shares I Tender Are        On or about April 13, 2007, we will give you a
Accepted By The Fund, When    non-interest bearing, non-transferable promissory
Will Payment Be Made?.....    note (the "NOTE"), payable as described below,
                              entitling you to an amount equal to the estimated
                              NAV of the Shares purchased, determined by the Fund as of the Valuation Date (the "PURCHASE
                              PRICE").

                              The Note will be mailed by the Subadministrator to your address of record on the books of the Fund and will entitle you to an initial payment (the "INITIAL PAYMENT") in cash and/or marketable securities (valued in accordance with the Fund's valuation procedures) equal to 90% of the estimated Purchase Price of the tendered Shares which will be paid to you within the later of (a) 50 days after the Valuation Date or, (b) if the Fund has requested withdrawals of capital from any investment funds in order to fund the purchase of Shares, 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn from such investment funds, which in some circumstances may take a substantial period of time due to the possibility of limited liquidity of the investment funds.

                              The Note will also entitle you to a final payment (the "FINAL PAYMENT") equal to the amount in excess, if any, of (a) the Purchase Price, determined as of the Valuation Date and based upon the results of the annual audit of the Fund's financial statements for fiscal year ending March 31, 2007, over (b) the Initial Payment. The Final Payment will be paid within 30 days after the completion of the Fund's annual audit, which the Fund anticipates will be completed within 60 days of its fiscal year end of March 31, 2007; PROVIDED, HOWEVER, that the Board of Trustees, in its discretion, may determine that the Final Payment be paid prior to the completion of the Fund's audit.

                              Under certain circumstances, Shares accepted for tender may be paid by combining the Initial Payment and the Final Payment into a single payment and paying such amount to Shareholders in lieu of issuing the Note.

Is My Sale Of Shares In       For most Shareholders, yes. The sale of the
The Tender Offer A Taxable    Shares pursuant to the tender offer by U.S.
Transaction For U.S.          Shareholders, other than those who are tax
Federal Income Tax            exempt, will be a taxable transaction for U.S.
Purposes?.................    federal income tax purposes. See Section 8 of the
                              Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences.
                              U.S. and Non-U.S. Shareholders are advised to consult their own tax advisers.

Is The Fund Required To       Under most circumstances, yes. There are certain
Complete The Tender Offer     circumstances, however, in which the Fund will
And Purchase All Shares       not be required to purchase any or all Shares
Tendered Up To The Maximum    tendered, as described in Section 13 of this
Of $2,000,000 of Shares?..    Offer to Purchase. Specifically, in no event will
                              the Fund purchase shares in an amount that could cause the Fund to be treated as a "publicly traded partnership" under applicable U.S. federal income tax laws and regulations.

Does Management Encourage     None of the Fund, the Board of Trustees of the
Shareholders To               Trust, the Adviser or the Fund's investment
Participate In The Tender     subadviser, is making any recommendation to
Offer, And Will Management    tender or not to tender Shares in the tender
Participate In The Tender     offer. No trustee or executive officer of the
Offer?....................    Fund or the Trust intends to tender Shares. See
                              Section 6 of this Offer to Purchase.

Will This Be My Last          This is the sixth tender offer the Fund's Board
Opportunity To Tender         of Trustees has approved. A summary of prior
Shares To The Fund?.......    tender offers is as follows:

                                                                       Dollar
                                                                      Amount of
                                                         Amount of     Shares
                              Effective Date            Tender Offer  Tendered
                              --------------            ------------ ----------
                              December 31, 2005          $1,000,000  $        0
                              March 31, 2006             $1,000,000  $        0
                              June 30, 2006              $1,000,000  $  850,000
                              September 30, 2006         $2,000,000  $2,000,000
                              December 31, 2006          $2,000,000  $  332,000*
                              --------
                              * Estimated based on October 31, 2006 NAV.

                              The Board of Trustees may, but is not obligated to, approve subsequent tender offers, in aggregate amounts as the Board of Trustees may determine from time to time. There can be no assurance regarding the size of such tender offers, the price at which they will be conducted or that any of these subsequent tenders will occur at all. If they do not occur, this Offer may be your last opportunity to tender your Shares to the Fund. See Section 6 of this Offer to Purchase.

How Do I Obtain Additional    Questions and requests for assistance should be
Information?..............    directed to the Subadministator by calling toll
                              free at (800) 441-7288, between 9:00 a.m. and
                              5:00 p.m. Eastern time, Monday through Friday
                              (except holidays). Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Subadministrator.

             TO THE HOLDERS OF COMMON SHARES OF A T FUND OF FUNDS

                                 INTRODUCTION

   A T Fund of Funds (the "FUND"), the sole series of A T Funds Investment Trust, a Delaware statutory trust (the "TRUST"), and registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), as a closed-end, non-diversified management investment company, hereby offers to purchase up to $2,000,000 (the "OFFER AMOUNT") of the Fund's outstanding common shares (the "SHARES"), at a price (the "PURCHASE PRICE") per Share equal to the net asset value ("NAV") as of the close of business on March 31, 2007, or a later date if the Offer is extended (the "VALUATION DATE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "OFFER"). The Fund has mailed materials for the Offer to shareholders on December 19, 2006.

   THIS OFFER IS BEING EXTENDED TO ALL HOLDERS OF THE SHARES (THE
"SHAREHOLDERS") AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. ALSO, SEE SECTION 13 OF THIS OFFER TO PURCHASE.

   THE SHARES ARE NOT TRADED ON ANY ESTABLISHED TRADING MARKET AND ARE SUBJECT TO STRICT RESTRICTIONS ON TRANSFERABILITY PURSUANT TO THE TRUST'S AGREEMENT AND DECLARATION OF TRUST, AS AMENDED FROM TIME TO TIME (THE "DECLARATION OF TRUST").

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS INVESTMENT ADVISER OR SUBADVISER. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR EXECUTIVE OFFICER OF THE FUND OR THE TRUST INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

   As of October 31, 2006, there were 275,384 Shares issued and outstanding, and the NAV was $108.16 per Share. The number of Shares issued and outstanding may be greater on the Expiration Date (as defined below) as a result of net investments in the Fund between October 31, 2006 and the Expiration Date. Shareholders may contact the Fund's subadministrator, Citigroup Fund Services, LLC (the "SUBADMINISTRATOR"), by calling toll free at (800) 441-7288, between 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays), to obtain a current NAV of the Shares.

   Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Shareholder action (except as required by applicable law). Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Shareholders may also be subject to other transaction costs, as described in Section 2.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

   Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to $2,000,000 of the Fund's outstanding Shares validly tendered on or prior to 5:00 p.m., Eastern time, on January 19, 2007, or such later date to which the Offer is extended (the "EXPIRATION DATE") and not withdrawn as permitted by Section 4.

   Subject to the limitations set forth below, Shareholders may tender all of their Shares, some of their Shares defined as a specific dollar value, or some of their Shares defined as a specific dollar value above the required minimum investment balance, as described below. A Shareholder who tenders only a portion of such Shareholder's Shares is required to maintain an investment in Shares equal to at least $100,000 on the Valuation Date. If a Shareholder tenders less than all of the Shareholder's Shares and the repurchase of the tendered Shares would cause the Shareholder's remaining investment to fall below the required minimum, the Fund will reduce the portion of Shares to be repurchased so that the required minimum balance is maintained. The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.

   If the amount of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, subject to the conditions described in Section 13 and upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than $2,000,000 of Shares are properly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in accordance with the conditions described in Section 13 of this Offer to Purchase, the Fund will purchase Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis according to the number of Shares tendered by each Shareholder (and not timely withdrawn). The Fund does not contemplate extending the Offer and increasing the amount of Shares covered thereby by reason of more than $2,000,000 of Shares having been tendered.

   The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Subadministrator. Shareholders will be notified of any such extension no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled Expiration Date. If the Fund makes a material change in the terms of the Offer or is otherwise required by applicable law, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his, her or its Shares.

   Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares as set forth below. Any extension, delay or termination will be followed as promptly as practicable by a notice to Shareholders thereof, such notice, in the case of an extension, to be given no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled Expiration Date.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

   For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares that are validly tendered on or before the Expiration Date or any extensions thereof (and not timely withdrawn pursuant to Section 4) when the Fund gives written notice to the tendering Shareholder of its election to purchase the Shareholder's Shares. The Purchase Price per Share will equal the NAV per Share as of the close of business on the Valuation Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Subadministrator of a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

   For Shareholders who tender Shares that are accepted by the Fund for purchase, payment of the Purchase Price will consist of a non-interest-bearing, non-transferable promissory note (the "NOTE") entitling the Shareholder to an initial payment (the "INITIAL PAYMENT") and a final payment (the "FINAL PAYMENT"). The Initial Payment will be equal to 90% of the estimated Purchase Price of the tendered Shares, determined as of the Valuation Date. Payment of the Initial Payment will be made within 50 days after the Valuation Date, unless the Fund has requested withdrawals of capital from any investment funds in order to fund the purchase of Shares, in which case the Initial Payment will be paid no later than 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn from such investment funds.

   The Final Payment will be equal to the amount in excess, if any, of (a) the Purchase Price, determined as of the Valuation Date and based upon the results of the annual audit of the Fund's financial statements for fiscal year ending March 31, 2007, over (b) the Initial Payment. The Final Payment will be paid within 30 days after the completion of the Fund's annual audit, which the Fund anticipates will be completed within 60 days of its fiscal year end of March 31, 2007; PROVIDED, HOWEVER, that the Board of Trustees, in its discretion, may determine that the Final Payment be paid prior to the completion of the Fund's audit. The Note will be delivered to the tendering Shareholder in the manner set forth below within 10 business days after the Valuation Date.

   Although the Fund has retained the option to pay all or a portion of the Purchase Price by distributing marketable securities, the Purchase Price will be paid entirely in cash except in the unlikely event that the Board of Trustees determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Shareholders of the Fund.

   The Note pursuant to which a Shareholder will receive the Initial Payment and Final Payment (together, the "CASH PAYMENTS") will be delivered to the Subadministrator and then mailed by the Subadministrator to the Shareholder's address of record on the books of the Fund. The Cash Payments due pursuant to the Note will be deposited by the Fund in a segregated custodial account and then transmitted directly to the tendering Shareholder at the address of record with the Fund or to the tendering Shareholder's brokerage account, in accordance with instructions provided by the tendering Shareholder in the Letter of Transmittal (or as stated below), and, if so transferred to a brokerage account, may be subject upon withdrawal from such account to any fees that such brokerage would customarily assess upon the withdrawal of cash from such account. The Subadministrator will act as an agent for Shareholders for purpose of delivering the Cash Payments and the Note from the Fund to Shareholders. Under no circumstances will interest on the Purchase Price for Shares be paid, regardless of any delay in delivering such payments to any Shareholder.

   Under certain circumstances, Shares accepted for tender may be paid by combining the Initial Payment and the Final Payment into a single payment and paying such amount to Shareholders in lieu of issuing the Note.

   If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, such Shares may not be withdrawn unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, those Shares will remain credited to the account of the relevant tendering Shareholder.

   The Fund normally calculates the NAV of Shares approximately 45 days after the end of the month. The most recent NAV of Shares is available by calling the Subadministrator toll free at (800) 441-7288.

3.  PROCEDURE FOR TENDERING SHARES.

   Shareholders wishing to tender Shares pursuant to the Offer should mail or otherwise deliver a completed and executed Letter of Transmittal to the Subadministrator at the address listed on the last page of this Offer to Purchase. The completed and executed Letter of Transmittal must be received by the Subadministrator no later than the Expiration Date.

   The Fund recommends that all documents be submitted to the Subadministrator via certified mail, return receipt requested, or by express delivery service. Shareholders who wish to confirm receipt of a Letter of Transmittal may contact the Subadministrator at the address or telephone numbers listed on the last page of this Offer to Purchase.

   All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, the Subadministrator, Allegiance Investment Management, LLC, the Fund's administrator (the "ADMINISTRATOR" and together with the Subadministrator, the "ADMINISTRATORS") A T Funds, LLC, the Fund's investment adviser (the "ADVISER"), Treesdale Partners, LLC, the Fund's investment subadviser (the "SUBADVISER" and together with the Adviser, the "ADVISERS"), nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

   Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of a properly completed and duly executed Letter of Transmittal for such Shares, and any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.

   THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED.

4.  RIGHTS OF WITHDRAWAL.

   Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. After the Expiration Date (including any date to which the Offer is extended), all tenders made pursuant to the Offer are irrevocable.

   To be effective, a written notice of withdrawal must be timely received by the Subadministrator at its address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who previously executed the particular Letter of Transmittal and the amount of Shares to be withdrawn, which must be all of the Shares tendered.

   All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Advisers, the Administrators, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date.

   If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund's rights under this Offer, the Subadministrator may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

5.  SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER.

   The Purchase Price for Shares acquired pursuant to the Offer will not exceed $2,000,000. However, the actual Purchase Price per Share cannot be determined at this time because the price will be based on the NAV per Share on the Valuation Date, and the number of Shares to be purchased will depend on the amount of Shares tendered. If the NAV per Share on the Valuation Date were the same as the NAV per Share on October 31, 2006, and if Shareholders tender $2,000,000 of the Fund's outstanding Shares pursuant to the Offer, the Fund would purchase approximately 18,491 Shares for a Purchase Price of $2,000,000. See the Pro Forma Capitalization table below.

   The Fund expects that the monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained first from cash on hand and then from
(a) the sale of portfolio securities and/or (b) borrowing, each in the amount or amounts determined by the Adviser, in its reasonable discretion, subject to restrictions or limitations contained in the Declaration of Trust, the Fund's private placement memorandum or material agreements, each as amended from time to time, or applicable laws, rules and regulations, including the rules and regulations promulgated under the 1940 Act. At this time, the Fund has not entered into any financing arrangement to enable any such borrowings.

   THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

   EFFECT ON NAV AND CONSIDERATION RECEIVED BY TENDERING SHAREHOLDERS

   The Fund invests its assets in investment funds ("PORTFOLIO FUNDS") that are managed by various investment managers. If the Fund were required to sell a substantial amount of its investments in Portfolio Funds to raise cash to finance the Offer, the market prices of the Portfolio Funds being sold and/or the Fund's remaining Portfolio Funds may decline and, hence, the Fund's NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. If the value of the Portfolio Funds were to decline for any reason before the termination of the Offer, the NAV of the Shares would decline. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Valuation Date, if such a decline continued up to the Valuation Date, the consideration received by tendering Shareholders would be reduced.

   In addition, the sale of the Fund's investments in Portfolio Funds could cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of Portfolio Funds less than the then-current valuation by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund's NAV per Share, which would affect both tendering and non-tendering Shareholders.

   The Fund may sell Portfolio Funds during the pendency of the Offer, and possibly for a short time thereafter, to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares.

   RECOGNITION OF CAPITAL GAINS BY THE FUND

   As noted, the Fund may be required to sell its investments in Portfolio Funds to finance the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). This recognition and distribution of gains, if any, would have certain negative consequences: first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate Portfolio Funds (and hence the amount of capital gains or losses that would be realized and recognized).

   In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates. This could adversely affect the Fund's after-tax performance.

   TAX CONSEQUENCES OF REPURCHASES TO SHAREHOLDERS

   The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 8 of this Offer to Purchase.

   HIGHER EXPENSE RATIO AND LESS INVESTMENT FLEXIBILITY

   If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer may result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

   PRO FORMA EFFECTS ON CAPITALIZATION

   The following table sets forth the net assets of the Fund as of October 31, 2006, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases the full $2,000,000 of Shares):

                        PRO FORMA CAPITALIZATION /(1)/

                                                  ADJUSTMENT FOR
                              AS OF OCTOBER 31,    PURCHASE AT     PRO FORMA AS
                                    2006        $ 108.16 PER SHARE   ADJUSTED
                              ----------------- ------------------ ------------
Total net assets                 $29,786,240       $(2,000,000)    $27,786,240

Shares outstanding                   275,384           (18,491)        256,893

NAV per Share                    $    108.16       $    108.16     $    108.16
--------
/(1)/This table assumes purchases by the Fund of $2,000,000 of Shares, based on the NAV as of October 31, 2006 (although the actual Purchase Price will be based on the NAV as of March 31, 2007).

6.  PURPOSE OF THE OFFER; PLANS OR PROPOSALS OF THE FUND.

   The purpose of this Offer is to provide liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Fund's Registration Statement on Form N-2, filed by the Fund with the Securities and Exchange Commission (the "SEC") and amended from time to time (the "REGISTRATION STATEMENT"), and the Declaration of Trust. The Registration Statement and the Declaration of Trust, which were provided to each Shareholder in advance of subscribing for Shares, provide that the Board of Trustees of the Trust has the discretion to determine whether and upon what terms the Fund will purchase Shares from time to time from Shareholders pursuant to written tenders. The Registration Statement also states that the Board of Trustees will consider the recommendation of the Adviser, and that the Adviser expects to recommend to the Board of Trustees that the Fund purchase Shares from Shareholders on the last business day of each calendar quarter.

   This is the sixth tender offer the Fund's Board of Trustees has approved. A summary of prior tender offers is as follows:

                                                    Dollar
                                                   Amount of
                                      Amount of     Shares
                  Effective Date     Tender Offer  Tendered
                  --------------     ------------ ----------
                  December 31, 2005   $1,000,000  $        0
                  March 31, 2006      $1,000,000  $        0
                  June 30, 2006       $1,000,000  $  850,000
                  September 30, 2006  $2,000,000  $2,000,000
                  December 31, 2006   $2,000,000  $  332,000*
                  --------
                  * Estimated based on October 31, 2006 NAV.

   Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Board of Trustees has determined, after consideration of various matters, including but not limited to those set forth in the Registration Statement, that the Offer is in the best interests of Shareholders of the Fund in order to provide liquidity for Shares as contemplated in the Registration Statement and the Declaration of Trust.

   NONE OF THE FUND, THE BOARD OF TRUSTEES, OR THE ADVISERS MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER'S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7.  NAV OF SHARES.

   The NAV of the Fund is determined as of the last business day of each calendar month in accordance with the valuation procedures approved by the Board of Trustees. The Fund commenced investment operations as of May 1, 2005 with an NAV per Share of $100.00. The NAV per Share as of the end of each month since the Fund's inception was as follows:

                              As of        NAV per Share
                              -----        -------------
                        May 31, 2005          $ 99.73
                        June 30, 2005         $ 99.97
                        July 31, 2005         $100.75
                        August 31, 2005       $101.00
                        September 30, 2005    $101.22
                        October 31, 2005      $101.79
                        November 30, 2005     $102.11
                        December 31, 2005     $102.37
                        January 31, 2006      $103.06
                        February 28, 2006     $103.39
                        March 31, 2006        $104.52
                        April 30, 2006        $105.59
                        May 31, 2006          $106.18
                        June 30, 2006         $106.60
                        July 31, 2006         $107.24
                        August 31, 2006       $107.43
                        September 30, 2006    $107.72
                        October 31, 2006      $108.16

8.  FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

   The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, insurance companies, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or Shareholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Shareholder in light of such Shareholder's specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Sales of Shares pursuant to the Offer will be taxable transactions under applicable state, local, foreign and other tax laws. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

   In general, a Shareholder who tenders less than all of his, her or its Shares (or less than all of his, her or its Shares is accepted) should be treated as receiving a distribution from the Fund. The Shareholder should recognize gain to the extent that the amount of proceeds received exceeds the Shareholder's adjusted tax basis in his, her or its Shares. If a Shareholder tenders all of his, her or its Shares (and all of his, her or its Shares are accepted), the receipt of the proceeds should be treated as a liquidating distribution and the Shareholder should recognize gain or loss on a sale equal to the difference between the Shareholder's "amount realized" on the sale and the Shareholder's adjusted tax basis in the Shares sold.

   The "amount realized" with respect to a Shareholder's Shares will be the sum of (i) the amount of the Initial Payment; (ii) the amount of the Final Payment; and (iii) the amount of the Partnership's liabilities allocable to the Shares (as determined under Code Section 752). The amount of a Shareholder's adjusted tax basis in his, her or its Shares will vary depending upon the Shareholder's particular circumstances. In addition, a tendering Shareholder will be allocated a pro rata share of the Fund's taxable income or loss for the year of the Offer with respect to the Shares sold in accordance with the provisions of the Fund concerning transfers of Shares. Such allocation and any cash distributed by the Fund to the Shareholder for that year will affect the Shareholder's adjusted tax basis in Shares and, therefore, the amount of such Shareholder's taxable gain or loss upon a sale of Shares pursuant to the Offer.

   If treated as a liquidating distribution, a Shareholder who tenders all of his, her or its Shares (and all of his, her or its Shares are accepted), should be able to apply the Shareholder's adjusted tax basis against the Initial Payment and thereafter against the receipt of the Final Payment.

   The gain or loss recognized by a Shareholder on a sale of Shares pursuant to the Offer generally should be treated as a capital gain or loss if the Shares were held by the Shareholder as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Shareholder's holding period for the Shares exceeds one year. Under current law, long-term capital gains of individuals are generally taxed at a maximum marginal federal income tax rate of 15%. Capital losses are deductible only to the extent of capital gains, except that individual taxpayers may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry-forward period is 5 years and an individual taxpayer can carry forward such losses indefinitely).

   BACKUP FEDERAL INCOME TAX WITHHOLDING

   Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder (as defined in Section 8) unless the U.S. Shareholder provides such U.S. Shareholder's taxpayer identification number (employer identification number or social security number) to the Subadministrator, certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. Therefore, each tendering U.S. Shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Shareholder otherwise establishes to the satisfaction of the Subadministrator that such U.S. Shareholder is not subject to backup withholding. Certain U.S. Shareholders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Shareholders are not subject to these backup withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder must submit an IRS Form W-8 or a Substitute Form W-8. Such statements can be obtained from the Subadministrator.

   TO PREVENT BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE SUBADMINISTRATOR WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING A SUBSTITUTE FORM W-9 OR OTHER DOCUMENTATION.

   THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

9.  SELECTED FINANCIAL INFORMATION.

Set forth below is a summary of selected financial information for the Fund for the fiscal years ended March 31, 2005 and March 31, 2006 and for the six months ended September 30, 2006. The information with respect to the fiscal years ended March 31, 2005 and March 31, 2006 has been excerpted from the Fund's audited financial statements contained in its Annual Report to Shareholders for the fiscal year ended March 31, 2005 and for the fiscal year ended March 31, 2006. The information with respect to the six months ended September 30, 2006 has been excerpted from the Fund's unaudited financial statements contained in its Semi-Annual Report to Shareholders dated September 30, 2006. The Annual Reports and the Semi-Annual Report have previously been provided to Shareholders of the Fund, and can be obtained for free at the website of the SEC (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to reports and the financial information, the notes thereto and related matter contained therein.

-------------------------------------------------------------------------------
A T FUND OF FUNDS
STATEMENT OF ASSETS AND LIABILITIES
-------------------------------------------------------------------------------
                                   As of          As of            As of
                               March 31, 2005 March 31, 2006 September 30, 2006
-------------------------------------------------------------------------------
ASSETS
   Investments at fair
     value (Cost
     $27,523,505)                 $      -     $25,298,250      $29,957,890
   Advance for
     investment in
     Portfolio Funds                     -       1,000,000                -
   Cash                            103,514         286,310        1,682,398
   Receivables:
       Interest and
         dividends                       -               -            7,026
       Due from Adviser            219,986          22,657                -
       Due from
         investment fund                 -               -          138,704
   Prepaid expenses                 25,900          16,893           22,986
                                  --------     -----------      -----------
Total assets                       349,400      26,624,110       31,809,004
                                  --------     -----------      -----------

LIABILITIES
   Payables:
   Capital contribution
     received in advance                 -         200,000                -
       Due to Adviser              249,400         131,539                -
       Capital redemption                -               -        2,000,000
   Accrued expenses:
       Investment
         advisory fees                   -               -           61,319
       Trustees' fees
         and expenses                    -          12,683            1,363
       Accrued expenses
         and other
         liabilities                     -          88,727           77,271
   Other liabilities                     -               -            3,373
                                  --------     -----------      -----------
Total liabilities                  249,400         432,949        2,143,326
                                  --------     -----------      -----------
NET ASSETS                        $100,000     $26,191,161      $29,665,678
                                  ========     ===========      ===========
COMPONENTS OF NET ASSETS
   Paid-in capital                $100,000     $25,162,000      $27,767,000
   Distributable earnings                -       1,029,161        1,898,678
                                  --------     -----------      -----------
NET ASSETS                        $100,000     $26,191,161      $29,665,678
                                  ========     ===========      ===========

NET ASSET VALUE,
OFFERING AND REDEMPTION
PRICE PER SHARE
(10,000,000 SHARES
AUTHORIZED, $0.01 PAR
VALUE PER SHARE):

Based on net assets of
$100,000 and 1,000
shares outstanding as of
March 31, 2005, net
assets of $26,191,161
and 250,576 shares
outstanding as of
March 31, 2006 and net
assets of $29,665,678
and 275,384 shares
outstanding as of
September 30, 2006                $ 100.00     $    104.52      $    107.72
                                  ========     ===========      ===========

---------------------------------------------------------------------------------------------------------
A T FUND OF FUNDS
STATEMENT OF OPERATIONS
---------------------------------------------------------------------------------------------------------
                                               For the period from
                                                 October 8, 2004                      For the six months
                                               (Date of Inception) For the year ended ended September 30,
                                                to March 31, 2005    March 31, 2006          2006
---------------------------------------------------------------------------------------------------------
INVESTMENT INCOME
   Income from portfolio funds                      $       -          $   30,288         $   28,805
   Interest income                                         14              24,834             26,614
                                                    ---------          ----------         ----------

Total investment income                                    14              55,122             55,419
                                                    ---------          ----------         ----------

EXPENSES
   Investment advisory fees                                 -             383,675            298,840
   Accounting fees                                          -              80,208             43,750
   Transfer agent and escrow fees                           -              30,160             16,253
   Professional fees                                        -             132,916             73,501
   Trustees' fees                                           -              48,850             28,818
   Insurance expense                                        -                   -             15,045
   Organizational costs                               220,000              13,272                  -
   Amortization of deferred offering costs                  -             120,577             10,962
   Registration fees and taxes                              -                   -              6,770
   Other expenses                                           -              45,254              3,366
                                                    ---------          ----------         ----------
Total expenses                                        220,000             854,912            497,305
                                                    ---------          ----------         ----------
   Less: fees waived and expenses
     reimbursed                                      (219,986)           (375,325)          (123,569)
                                                    ---------          ----------         ----------

Total expenses net of fee waiver and
expense reimbursement                                      14             479,587            373,736
                                                    ---------          ----------         ----------

NET INVESTMENT INCOME (LOSS)                                -            (424,465)          (318,317)
                                                    ---------          ----------         ----------
     REALIZED AND UNREALIZED GAIN (LOSS)
     ON PORTFOLIO FUNDS
     Net realized gain (loss) from
     investments                                            -              79,845            127,230
     Net change in unrealized
     appreciation of investments in
     portfolio funds                                        -           1,373,781          1,060,604
                                                    ---------          ----------         ----------

     NET REALIZED AND UNREALIZED GAIN ON
     PORTFOLIO FUNDS                                        -           1,453,626          1,187,834
                                                    ---------          ----------         ----------

     INCREASE (DECREASE) IN NET ASSETS
     RESULTING FROM OPERATIONS                      $       -          $1,029,161         $  869,517
                                                    =========          ==========         ==========

-------------------------------------------------------------------------------------------------------
A T FUND OF FUNDS
STATEMENTS OF CHANGES IN NET ASSETS
-------------------------------------------------------------------------------------------------------
                                             For the period from
                                               October 8, 2004                      For the six months
                                             (Date of Inception) For the year ended ended September 30,
                                              to March 31, 2005    March 31, 2006          2006
-------------------------------------------------------------------------------------------------------
OPERATIONS
   Net investment income (loss)                   $      -          $  (424,465)        $  (318,317)
   Net realized gain (loss) on
     investments in portfolio funds                      -               79,845             127,230
   Net change in unrealized
     appreciation (depreciation) of                      -
       investments in portfolio funds                    -            1,373,781           1,060,604
                                                  --------          -----------         -----------
Increase (decrease) in net assets
  resulting from operations                              -            1,029,161             869,517
                                                  --------          -----------         -----------
CAPITAL SHARE TRANSACTIONS
   Proceeds from shares issued                     100,000           25,062,000           5,450,000
   Payments from shares redeemed                         -                    -          (2,850,000)
   Repurchase fees                                       -                    -               5,000
                                                  --------          -----------         -----------
Increase (decrease) in net assets from
  capital share transactions                       100,000           25,062,000           2,605,000
                                                  --------          -----------         -----------

Increase (decrease) in net assets                  100,000           26,091,161           3,474,517

NET ASSETS
   Beginning of period                                   -              100,000          26,191,161
                                                  --------          -----------         -----------
   End of period                                  $100,000          $26,191,161         $29,665,678
                                                  ========          ===========         ===========
SHARE TRANSACTIONS
   Shares Outstanding- Beginning of
     Period                                              -                1,000             250,576
   Sale of Shares                                    1,000              249,576              51,349
   Redemption of Shares                                  -                    -             (26,541)
                                                  --------          -----------         -----------
   Shares Outstanding - End of Period                1,000              250,576             275,384
                                                  ========          ===========         ===========

--------------------------------------------------------------------------------------------------------------
A T FUND OF FUNDS
STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------
                                                    For the period from
                                                      October 8, 2004                      For the six months
                                                    (Date of Inception) For the year ended ended September 30,
                                                     to March 31, 2005    March 31, 2006          2006
--------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH -
CASH FLOWS FROM OPERATING ACTIVITES:
   Net increase in net sssets resulting from
     operations                                          $       -         $  1,029,161        $   869,517
ADJUSTMENTS TO RECONCILE NET INCREASE IN NET
ASSETS RESULTING FROMOPERATIONS TO NET CASH USED
IN OPERATING ACTIVITES:
   Amortization of deferred offering costs                       -              120,577             10,962
   Cost of purchase of portfolio funds                           -          (26,574,469)        (8,460,815)
   Proceeds from sale of portfolio funds                         -            2,729,845          5,017,813
   Increase (decrease) in advance for investment
     in portfolio funds                                          -           (1,000,000)         1,000,000
   Increase in dividends and interest receivable                 -               (3,773)            (3,254)
   Increase in deferred offering costs                           -             (131,539)                 -
   Decrease (increase) in reinbursement due from
     adviser                                              (219,986)             197,329             22,657
   Increase in due from investment fund                          -                    -           (138,704)
   Decrease (increase) in prepaid expenses                 (25,900)              23,742            (20,828)
   Decrease (increase) in organization costs
     payable to Adviser                                    220,000              (88,461)          (131,539)
   Decrease (increase) in accrued trustees' fees
     and expenses                                                -               12,683            (11,320)
   Increase in other accrued expenses                            -               87,062             51,528
   Increase in other liabilities                                 -                1,665              1,708
   Increase in capital redemption payable                        -                    -          2,000,000
   Realized gain on investments in portfolio funds               -              (79,845)          (156,033)
   Unrealized appreciation on investments in
     portfolio funds                                             -           (1,373,781)        (1,060,604)
                                                         ---------         ------------        -----------
Net cash used in operating activities                      (25,886)         (25,049,804)        (1,008,912)
                                                         ---------         ------------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Decrease (increase) in note payable to Adviser           29,400              (29,400)                 -
   Proceeds from shares issued                             100,000           25,062,000          5,450,000
   Payments from shares redeemed                                 -                    -         (2,850,000)
   Redemption fees                                               -                    -              5,000
   Decrease (increase) in capital contribution
     received in advance                                         -              200,000           (200,000)
                                                         ---------         ------------        -----------
Net cash provided by financing activities                  129,400           25,232,600          2,405,000
                                                         ---------         ------------        -----------
Net increase (decrease) in cash                            103,514              182,796          1,396,088

Cash
Beginning of period                                              -              103,514            286,310
                                                         ---------         ------------        -----------
End of period                                            $ 103,514         $    286,310        $ 1,682,398
                                                         =========         ============        ===========

10. CERTAIN INFORMATION CONCERNING THE FUND AND THE FUND'S INVESTMENT MANAGER.

   The Fund is a closed-end, non-diversified management investment company, organized as a series of the Trust, a Delaware statutory trust. The Fund issues Shares in private transactions, and the first purchase of Shares occurred as of May 1, 2005. As of October 31, 2006, the NAV of the Fund was $108.16 per Share.

   As a closed-end investment company, the Fund differs from an open-end investment company (I.E., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is to seek risk-adjusted, fixed-income, absolute returns regardless of the market conditions, which the Fund seeks to achieve by operating as a "fund of hedge funds" and investing its assets in investment funds that are managed by various investment managers that use an "absolute return" investment strategy. The principal executive offices and business address of the Fund are located at 300 Pacific Coast Highway, Suite 305, Huntington Beach, California 92648. The Fund's business telephone number is (714) 969-0521.

   A T Funds, LLC and Treesdale Partners, LLC (collectively, the "Advisers") serve as the Adviser and Subadviser, respectively, to the Fund. The Advisers are both Delaware limited liability companies registered as investment advisers under the Investment Advisers Act of 1940, as amended. They have served as Adviser and Subadviser since the Fund's inception. The principal business address of the Adviser is 300 Pacific Coast Highway, Suite 305, Huntington Beach, California 92648, and the principal business address of the Subadviser is 1325 Avenue of the Americas, Suite 2302, New York, New York 10019. The Adviser is a direct subsidiary owned equally by the Subadviser and the Administrator.

   The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information are available for inspection at the public reference room at the SEC's office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. The Fund's filings are also available to the public on the SEC website (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

11. INTEREST OF TRUSTEES, OFFICERS AND CONTROLLING SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

   The trustees and executive officers of the Fund and the Trust and the aggregate number and percentage of the Shares each of them beneficially owns is set forth in the table below. The Adviser owns 1,000 Shares, or 0.4%, of the Fund's currently outstanding Shares. All ownership information is as of October 31, 2006.

                                                  NUMBER OF     PERCENTAGE OF
                                                    SHARES          SHARES
TRUSTEE/OFFICER                                  BENEFICIALLY    BENEFICIALLY
NAME AND ADDRESS             POSITION(S)            OWNED           OWNED
----------------             -----------        --------------  --------------
Jan W. Dash             Independent Trustee
963 Holmdel Road #1     and Chairman of the
Holmdel, NJ 07733       Board of Trustees             0               0

Laurie M. O'Laughlin
2415 Landings Circle
Bradenton, FL 34209     Independent Trustee           0               0

                                                  NUMBER OF     PERCENTAGE OF
                                                    SHARES          SHARES
TRUSTEE/OFFICER                                  BENEFICIALLY    BENEFICIALLY
NAME AND ADDRESS             POSITION(S)            OWNED           OWNED
----------------             -----------        --------------  --------------
J. Stephan Rapp         Independent Trustee           0               0
131 Cat Rock Road
Cos Cob, CT 06807

Mark G. Torline         Trustee and Chief             *               *
300 Pacific Coast       Executive Officer
Highway, Suite 305
Huntington Beach, CA
92648

Dennis Rhee             Chief Operating               *               *
1325 Avenue of the      Officer and Vice
Americas, Suite 2302    President
New York, NY 10019

Yung Lim                Chief Investment              *               *
1325 Avenue of the      Officer and Vice
Americas, Suite 2302    President
New York, NY 10019

Alexander L. Popof      Chief Financial               *               *
300 Pacific Coast       Officer, Vice
Highway, Suite 305      President, Secretary
Huntington Beach, CA    and Treasurer
92648

Sharon Goldberg         Chief Compliance              *               *
300 Pacific Coast       Officer and Assistant
Highway, Suite 305      Secretary
Huntington Beach, CA
92648
--------
* Through an indirect ownership of the Adviser, these officers are each a beneficial owner of less than 0.1% of the Shares of the Fund.

   In addition, the following Shareholders own greater than 5% of the Fund's currently outstanding Shares, but do not otherwise manage the affairs of the Fund. Such information is as of October 31, 2006.

SHAREHOLDER                             NUMBER OF SHARES   PERCENTAGE OF SHARES
NAME AND ADDRESS                        BENEFICIALLY OWNED BENEFICIALLY OWNED
----------------                        ------------------ --------------------
First National Bank of the Rockies
2452 Highways 6 & 50
Grand Junction, CO 81501                     147,090              53.41%

SVB Banko Di Seguro Sosial
Pater Euwensweg 9
Curacao, Netherlands Antilles                 48,883              17.75%

Ann Lokey Revocable Trust
C/o Greenrock Research, Inc.
223 West Jackson, Suite 850
Chicago, IL 60605                             16,768               6.09%

Orco Bank Investments B.V.
Dr. H. Fergusonweg 10
Curacao, Netherlands Antilles                 13,783               5.01%

   During the 60 business days prior to the date of this Offer to Purchase, the Fund effected no transactions in Shares other than the sale of Shares to Shareholders. Neither the Fund nor any subsidiary of the Fund nor, to the best of the Fund's knowledge, any of the Advisers or the Fund's or Trust's officers or trustees, has effected any transaction in Shares during the past 60 business days other than purchase of Shares from the Fund.

   Except as set forth in the Offer, neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's or Trust's officers or trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any Shares of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such Shares, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

   The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

13. CERTAIN CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or payment for tendered Shares, and may, in its reasonable discretion, terminate, reduce or amend the Offer as to any Shares not then paid for if:

     (a) such transactions, if consummated, would result in a failure to comply with applicable asset coverage requirements under the 1940 Act;

     (b) there is (i) in the Board of Trustees' judgment, any material legal or governmental action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund or the Offer; (ii) an event causing the inability of the Fund to calculate its NAV; (iii) a declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; (iv) a commencement of war or armed hostilities, an act of terrorism, a natural disaster or some other national or international calamity which, in the Board of Trustees' judgment, materially adversely affects the Fund or the Offer; or (v) some other event which causes a significant (greater than 10%) decrease in the price of the Shares which, in the Board of Trustees' judgment, would result in the consummation of the Offer not being in the best interests of the Shareholders;

     (c) a tender or exchange offer for any of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Fund shall have been proposed, announced or made by any person;

     (d) the Board of Trustees determines that (i) payment of the purchase price for Shares is not authorized pursuant to the applicable laws, rules and regulations with respect to the repurchase of securities by an issuer, or (ii) effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or Shareholders; or

     (e) the aggregate repurchases of Shares during any tax year would equal or exceed an amount that could cause the Fund to be treated as a "publicly traded partnership" under applicable U.S. federal income tax laws and regulations.

   The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

   A Shareholder notice shall be given of a material change in such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or as otherwise required by applicable law.

   If the Offer is suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.

14. FEES AND EXPENSES.

   The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Subadministrator for purposes of the Offer.

   The Fund has retained Citigroup Fund Services, LLC to act as
Subadministrator. The Subadministrator will receive reasonable and customary compensation for its service as the Subadministrator, will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

15. MISCELLANEOUS.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

   The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law or the laws of any other jurisdiction deemed applicable to the Offer, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

16. CONTACTING THE SUBADMINISTRATOR.

   The Letter of Transmittal and any other required documents should be sent by each Shareholder to the Subadministrator as set forth below. In addition, any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, and other documents may be directed to the Subadministrator at its telephone number and location listed below.

                         CITIGROUP FUND SERVICES, LLC
                              TWO PORTLAND SQUARE
                              PORTLAND, ME 04101

                  TOLL FREE TELEPHONE NUMBER: (800) 441-7288